Exhibit 99.1

TransDigm Group Reports Fiscal 2020 Second Quarter Results

Cleveland, Ohio, May 5, 2020/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the second quarter ended March 28, 2020.
Second quarter highlights include:

•	Net sales of $1,443 million, up 23.5% from $1,168 million;

•	Net income from continuing operations of $323 million, up 61.5% from $200 million;

•	Earnings per share from continuing operations of $5.63, up 58.1% from $3.56;

•	EBITDA As Defined of $675 million, up 19.3% from $566 million;

•	Adjusted earnings per share of $5.10, up 22.6% from $4.16; and

•	Fiscal 2020 financial guidance withdrawn due to COVID-19 pandemic.

COVID-19 Update
The global outbreak of the coronavirus disease ("COVID-19") was declared a pandemic by the World Health Organization in March 2020 and has significantly disrupted the airline industry, both domestically and internationally.

As of March 28, 2020, we saw a modest adverse impact to our commercial aftermarket and OEM sales from the COVID-19 pandemic as approximately the last three weeks of our second fiscal quarter were negatively impacted. Because the duration and severity of the outbreak are uncertain at this time, it is difficult to forecast any precise impact on the Company’s future results. However, the Company currently expects the COVID-19 pandemic to have a significant adverse impact on its sales, EBITDA As Defined and net income for the remainder of fiscal 2020 under the assumption that the COVID-19 pandemic will adversely affect our non-defense customers and their demand for our products and services. In the near term, the outbreak and worsening of the COVID-19 pandemic will adversely impact our commercial aftermarket sales. We believe that the COVID-19 pandemic will also adversely impact our commercial OEM sales over the long term.

As previously disclosed on April 2, 2020, the Company has enacted cost mitigation efforts as a result of expected declines in our business caused by the COVID-19 pandemic. These cost mitigation efforts include the following:

•	Reduction in workforce by up to 15% to align operations with customer demand; these actions are in addition to the cost mitigation efforts implemented in the second quarter of fiscal 2020;

•	Implementing one to eight-week furloughs at many businesses over approximately the next six months in response to business specific situations;

•	Substantially reducing cash compensation for the senior management team for the balance of fiscal 2020; and

•	Board of Directors will forgo annual retainer fees.

Quarter-to-Date Results
Net sales for the quarter rose 23.5%, or $275 million, to $1,443 million from $1,168 million in the comparable quarter a year ago. Organic sales growth was 4.8%. Acquisition sales growth over the comparable quarter a year ago was $219 million, all of which are attributable to Esterline.
Net income from continuing operations for the quarter increased 61.5% to $323 million compared to $200 million in the comparable quarter a year ago. The effective tax rate in the current quarter was positively impacted by a one-time provisional benefit from dividend equivalent payments made in the quarter, as well as the enactment of the CARES Act which included favorable modifications to the interest deductibility limitation. The current effective tax rate was 4.2% compared to 24.2% for the comparable period of fiscal 2019. The balance of the increase in net income from continuing operations primarily reflects the increase in net sales described above, and lower acquisition-related expenses. This growth in net income from continuing operations was offset partially by higher operating costs and amortization expense attributable to Esterline and higher interest expense.
Adjusted net income for the quarter increased 24.8% to $292 million, or $5.10 per share, from $234 million, or $4.16 per share, in the comparable quarter a year ago.
EBITDA for the quarter increased 31.2% to $661 million from $504 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 19.3% to $675 million compared with $566 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 46.8%.
“We are pleased with our second quarter and fiscal first half results, particularly in light of an increasingly difficult global economy and commercial aerospace industry. Despite these headwinds, we had positive organic revenue growth in the quarter," stated Kevin Stein, TransDigm Group's President and Chief Executive Officer. "Also during the quarter, we began to move swiftly and with purpose in response to the COVID-19 pandemic, taking immediate actions to protect employees from the spread of the virus while also dealing with the harsh reality confronting the broader commercial aerospace industry in the near-term. While the actions that the current circumstances require, ranging from broad cost reductions to furloughs, and a right-sizing of the employee base are difficult to implement, I have no doubt that they will better position the Company to endure and emerge more strongly from the ongoing weakness in our primary commercial end markets."
Capital Structure & Liquidity Update
The Company has a strong balance sheet and liquidity position. TransDigm ended the second quarter of fiscal 2020 with a cash balance of approximately $2.7 billion and over $500 million of capacity available on its revolving credit facility. Subsequent to the quarter, in early April 2020, the Company added an additional $1.5 billion of cash through two successful offerings of senior secured notes. The two offerings of senior secured notes bring the total cash balance to approximately $4.2 billion.
On April 8, 2020, TransDigm successfully completed a private offering of $1.1 billion of 8.00% Senior Secured Notes due 2025.
Additionally, on April 17, 2020 TransDigm successfully completed a private offering of an additional $400 million of 6.25% Senior Secured Notes due 2026 (the "Notes") at a price equal to 101% of the par value or an effective interest rate of approximately 6.05%.  The Notes were an additional issuance of the Company’s existing 6.25% Senior Secured Notes due 2026 and issued as additional notes under the indenture dated as of February 13, 2019 pursuant to which the Company previously issued $4,000 million aggregate principal amount of 6.25% Senior Secured Notes due 2026.

W. Nicholas Howley, TransDigm Group's Executive Chairman stated, "We had a substantial amount of cash as of the quarter end and do not anticipate additional needs to address this market disruption. However, out of an abundance of caution and to maintain significant firepower, we issued incremental debt to strengthen our liquidity position. This allows extra protection for our investors in the event of a more severe or extended market disruption than anticipated and alternately allows us the flexibility to address any compelling investment opportunities, consistent with our strategy that may arise after the outlook has become somewhat more predictable."
Year-to-Date Results
Net sales for the twenty-six week period ended March 28, 2020 rose 34.6%, or $747 million, to $2,908 million from $2,161 million in the comparable period a year ago. Organic sales growth was 6.7%. Acquisition sales growth over the comparable period a year ago was $603 million, all of which are attributable to Esterline.
Net income from continuing operations for the twenty-six week period ended March 28, 2020 increased 40.4% to $556 million compared to $396 million in the comparable period a year ago. The effective tax rate in the current twenty-six week period was positively impacted by a lower effective tax rate of 11.6% compared to 22.9% for the comparable period of fiscal 2019. The balance of the increase in net income from continuing operations primarily reflects the increase in net sales described above and lower acquisition-related expenses. This growth in net income from continuing operations was offset partially by higher operating costs and amortization expense attributable to Esterline, higher interest expense and one-time refinancing costs.
GAAP earnings per share were reduced in fiscal 2020 and 2019 by $3.22 per share and $0.43 per share, respectively, as a result of dividend equivalent payments made during each year.
Adjusted net income for the twenty-six week period ended March 28, 2020 increased 27.7% to $576 million, or $10.03 per share, from $451 million, or $8.00 per share, in the comparable period a year ago.
EBITDA for the twenty-six week period ended March 28, 2020 increased 32.3% to $1,271 million from $961 million for the comparable period a year ago. EBITDA As Defined for the period increased 28.8% to $1,356 million compared with $1,053 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the current period was 46.6%.
Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.
Fiscal 2020 Outlook
On April 2, 2020, the Company withdrew its previously provided financial guidance for the fiscal year ending September 30, 2020, due to the unprecedented uncertainty around the ultimate impact of COVID-19 on global market and economic conditions.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on May 5, 2020, beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 221-1741 and enter the passcode 4190001. International callers should dial (270) 215-9922 and use the same passcode. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for one week by dialing (855) 859-2056 and entering the passcode 4190001. International callers should dial (404) 537-3406 and use the same passcode.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seat belts and safety restraints, engineered interior surfaces and related components, advanced sensor products, switches and relay panels, advanced displays, thermal protection and insulation, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2020 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the impact that the COVID-19 pandemic has on the TransDigm Group's business, results of operations, financial condition and liquidity; the sensitivity of TransDigm Group's business to the number of flight hours that its customers’ planes spend aloft and its customers’ profitability, both of which are affected by general economic conditions; future geopolitical or other worldwide events; cyber-security threats and natural disasters; TransDigm Group's reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions, including TransDigm Group's acquisition of Esterline; TranDigm Group's indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with TransDigm Group's international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 1
MARCH 28, 2020 AND MARCH 30, 2019
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
NET SALES	$1,443	$1,168	$2,908	$2,161
COST OF SALES	625	518	1,288	947
GROSS PROFIT	818	650	1,620	1,214
SELLING AND ADMINISTRATIVE EXPENSES	180	160	381	282
AMORTIZATION OF INTANGIBLE ASSETS	46	22	86	42
INCOME FROM OPERATIONS	592	468	1,153	890
INTEREST EXPENSE - NET	252	202	501	374
REFINANCING COSTS	3	3	26	3
OTHER INCOME	—	—	(3)	—
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	337	263	629	513
INCOME TAX PROVISION	14	63	73	117
INCOME FROM CONTINUING OPERATIONS	323	200	556	396
(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	(4)	2	68	2
NET INCOME	319	202	624	398
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	(1)	—
NET INCOME ATTRIBUTABLE TO TD GROUP	$319	$202	$623	$398
NET INCOME APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$319	$202	$438	$374
Earnings per share attributable to TD Group common stockholders:
Earnings per share from continuing operations - basic and diluted	$5.63	$3.56	$6.45	$6.61
(Loss) Earnings per share from discontinued operations - basic and diluted	(0.07)	0.04	1.18	0.04
Earnings per share	$5.56	$3.60	$7.63	$6.65
Cash dividends declared per common share	$—	$—	$32.50	$—
Weighted-average shares outstanding:
Basic and diluted	57.4	56.3	57.4	56.3

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 2
MARCH 28, 2020 AND MARCH 30, 2019
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Income from continuing operations	$323	$200	$556	$396
Adjustments:
Depreciation and amortization expense	72	39	141	74
Interest expense, net	252	202	501	374
Income tax provision	14	63	73	117
EBITDA	661	504	1,271	961
Adjustments:
Acquisition-related expenses and adjustments (1)	9	38	16	49
Non-cash stock compensation expense (2)	11	21	37	38
Refinancing costs (3)	3	3	26	3
Other, net (4)	(9)	—	6	2
Gross Adjustments to EBITDA	14	62	85	92
EBITDA As Defined	$675	$566	$1,356	$1,053
EBITDA As Defined, Margin (5)	46.8%	48.5%	46.6%	48.7%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation and gain or loss on sale of fixed assets.

(5) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED				Table 3
MARCH 28, 2020 AND MARCH 30, 2019
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Reported Earnings Per Share
Income from continuing operations	$323	$200	$556	$396
Less: Net income attributable to noncontrolling interests	—	—	(1)	—
Net income from continuing operations attributable to TD Group	323	200	555	396
Less: Special dividends declared or paid on participating securities	—	—	(185)	(24)
	323	200	370	372
(Loss) income from discontinued operations, net of tax	(4)	2	68	2
Net income applicable to TD Group common stockholders - basic and diluted	$319	$202	$438	$374
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	53.8	53.0	53.7	52.9
Vested options deemed participating securities	3.6	3.3	3.7	3.4
Total shares for basic and diluted earnings per share	57.4	56.3	57.4	56.3
Earnings per share attributable to TD Group from continuing operations - basic and diluted	$5.63	$3.56	$6.45	$6.61
(Loss) earnings per share attributable to TD Group from discontinued operations - basic and diluted	(0.07)	0.04	1.18	0.04
Basic and diluted earnings per share	$5.56	$3.60	$7.63	$6.65
Adjusted Earnings Per Share
Net income from continuing operations attributable to TD Group	$323	$200	555	$396
Gross adjustments to EBITDA	14	62	85	92
Purchase accounting backlog amortization	16	4	28	5
Tax adjustment (1)	(61)	(32)	(93)	(42)
Adjusted net income	$292	$234	$575	$451
Adjusted diluted earnings per share under the two-class method	$5.10	$4.16	$10.03	$8.00
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$5.63	$3.56	$6.45	$6.61
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	—	3.22	0.43
Acquisition-related expenses	0.35	0.53	0.59	0.72
Non-cash stock compensation expense	0.16	0.26	0.50	0.50
Refinancing costs	0.05	0.04	0.35	0.05
Reduction in income tax provision due to excess tax benefits on stock compensation	(0.95)	(0.23)	(1.19)	(0.31)
Other, net	(0.14)	—	0.11	—
Adjusted earnings per share	$5.10	$4.16	$10.03	$8.00

(1) For the thirteen and twenty-six week periods ended March 28, 2020 and March 30, 2019, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the excess tax benefits on stock option exercises. Stock compensation expense is excluded from adjusted net income and therefore we have excluded the impact that the excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE TWENTY-SIX WEEK PERIODS ENDED
MARCH 28, 2020 AND MARCH 30, 2019
(Amounts in millions)
(Unaudited)
	Twenty-Six Week Periods Ended
	March 28, 2020	March 30, 2019
Net cash provided by operating activities	$594	$453

Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	173	64
Interest expense - net (1)	485	361
Income tax provision - current	82	124
Non-cash stock compensation expense (2)	(37)	(38)
Refinancing costs (3)	(26)	(3)
EBITDA	1,271	961
Adjustments:
Acquisition-related expenses (4)	16	49
Non-cash stock compensation expense (2)	37	38
Refinancing costs (3)	26	3
Other, net (5)	6	2
EBITDA As Defined	$1,356	$1,053

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(5) Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation and gain or loss on sale of fixed assets.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	March 28, 2020	September 30, 2019
Cash and cash equivalents	$2,668	$1,467
Trade accounts receivable - net	999	1,068
Inventories - net	1,313	1,233
Current portion of long-term debt	279	80
Short-term borrowings-trade receivable securitization facility	350	350
Accounts payable	266	276
Accrued current liabilities	761	675
Long-term debt	17,933	16,469
Total TD Group stockholders' deficit	(4,209)	(2,894)